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                                                     Page 12

                                                  Exhibit 11
                  PRECISION CASTPARTS CORP.
       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
          FOR THE NINE MONTHS ENDED JANUARY 2, 1994

Computation of Number of Shares of Common Stock

  Primary Earnings Per Share:
    Weighted average number of shares        13,000,000

      Stock option plan shares to be
      issued at a price range of $7.40
      to $28.75 per share                       600,000

      Less:  Assumed purchase at average
      market price during the period
      using proceeds received upon
      exercise of options and purchase
      of stock and using tax benefits of
      compensation due to premature
      dispositions                            (600,000)

          Total Primary Shares               13,000,000

  Fully Diluted Earnings Per Share:
    Weighted average number of shares        13,000,000

      Stock option plan shares to be
      issued at a price range of $7.40
      to $28.75 per share                       600,000

      Less:  Assumed purchase at the
      higher of ending or average market
      price during the period using
      proceeds received upon exercise of
      options and purchase of stock and
      using tax benefits of compensation
      due to premature dispositions           (500,000)

          Total Diluted Shares               13,100,000

Note: The effect upon the primary and fully diluted earnings per share calculation is less than 3%; therefore, earnings per share are based on the weighted average number of shares outstanding during the period.
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